EXHIBIT 99.1
Fannie Mae Debt Outstanding1
2003 through February 28, 2006

Debt Outstanding (in millions)	12/31/03	12/31/04	12/31/05	2/28/06
Discount Notes	$137,528	$143,455	$92,924	$77,760
Benchmark Bills	191,315	157,501	75,000	70,500
FX Discount Notes	1,540	7,630	1,818	945

Other Short Term[2]	15,622	11,737	2,799	3,986

Total Short Term	$346,005	$320,323	$172,541	$153,191
Short term debt average maturity (in days)	100	61	66	68

Benchmark Notes & Bonds	$282,602	$267,091	$266,295	$259,906
Callable Benchmark Notes	44,250	31,250	22,370	22,370
Subordinated Benchmark Notes	12,500	12,500	12,500	12,500
Other Callable & Noncallable Notes & Bonds[3,4]	281,601	323,863	292,538	305,340

Total Long Term	$620,953	$634,704	$593,703	$600,116
Long term debt average maturity (in months)	54	47	48	50

Total Debt Outstanding	$966,958	$955,027	$766,244	$753,307
Total debt average maturity (in months)	36	32	38	40
Numbers presented in this report may change as a result of the pending reaudit and restatement of Fannie Mae’s previously published financial statements. More information regarding the re-audit and restatement may be found in Form 8-Ks Fannie Mae filed with the Securities and Exchange Commission on December 22, 2004, March 18, 2005, May 11, 2005, August 9, 2005, November 10, 2005 and March 13, 2006.
Notes:

[1]	Reported amounts represent the unpaid principal balance at each reporting period or, in the case of the long-term zero coupon bonds, at maturity. Unpaid principal balance does not reflect the effect of currency adjustments, debt basis adjustments, and amortization of discounts, premiums, and issuance costs. Previously reported amounts have been revised to conform to the current period presentation.

[2]	Other Short Term includes coupon bearing short-term notes, dollar rolls, overnight Fed funds, Benchmark repos, investment agreements, and LIP security lending.

[3]	Other Callable & Noncallable Notes & Bonds includes all long-term non-Benchmark Securities such as globals, zero-coupon securities, medium-term notes, Final Maturity Amortizing Notes, and other long-term debt securities.

[4]	Unamortized discounts and issuance costs of long-term zero coupon bonds are approximately $10.8 billion at December 31, 2003, $10.4 billion at December 31, 2004, $9.9 billion at December 31, 2005, and $9.8 billion at February 28, 2006.